Exhibit 99.1

Media and Investor contact:

Christopher Bona

Head of Communications

312.292.5052

investorinfo@ryerson.com

FOR IMMEDIATE RELEASE

RYERSON ACQUIRES SOUTHERN TOOL STEEL

Chicago, IL – August 4, 2015 – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and processor of metals, announced today that it acquired Southern Tool Steel (STS), a privately-owned metals service center company headquartered in Chattanooga, Tennessee. Southern Tool Steel brings a highly diversified, largely transactional account base and specialization in bar and plate processing, as well as grinding capabilities.

Southern Tool Steel has two locations and approximately 90 employees serving the southeastern United States. Its customer base includes machine, tool and die shops, energy providers, automotive manufacturers, appliance manufacturers and aerospace parts manufacturers.

“STS brings extensive bar and plate processing capabilities to Ryerson, consistent with our focus on long products and value-added services,” said Eddie Lehner, Ryerson’s president and chief executive officer. “Moreover, like our acquisition of Fay Industries announced in January 2015, we are joined by a company in STS that creates exceptional customer experiences in the southern U. S. market. We welcome Arnold and the STS team to Ryerson.

“Joining Ryerson enables Southern Tool Steel to capitalize on our growth opportunities and fulfill our primary objective, which is to solve problems and provide superior service to customers,” said Arnold Erwin, chief executive officer of STS.

-more-

Ryerson Acquires Southern Tool Steel, page 2

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves a variety of industries, including customers making products or equipment for construction, packaging, oil and gas and truck trailers. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 3,700 employees in more than 100 locations. For more information, visit www.ryerson.com.

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